Exhibit 10.10
EXECUTIVE EMPLOYEE AGREEMENT
     This EXECUTIVE EMPLOYEE AGREEMENT (the “Agreement”) is made and entered into as of July 1, 2006, by and between Energy Recovery Inc., a Delaware corporation, with its principal offices at 1908 Doolittle Drive, San Leandro, CA 94577 (the “Company”), and Terrill Sandlin, an individual (the “Executive”).
RECITALS
     A. WHEREAS, the Company is in the business of designing and manufacturing energy recovery devices.
     B. WHEREAS, Executive has been serving as VP of Manufacturing (VP of Manufacturing) of the Company, and the Company desires to continue its relationship with Executive as its VP of Manufacturing, and Executive desires to provide his services to the Company on all of the terms and conditions herein set forth.
     C. WHEREAS, The Company desires to provide Executive with a compensation plan in recognition of Executive’s valuable skills and services.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:
ARTICLE I. EMPLOYMENT
     1.1 Employment. The Company hereby employs Executive as its VP of Manufacturing, and Executive hereby accepts such engagements with the Company, in accordance with and subject to all of the terms, conditions, and covenants set forth in this Agreement.
     1.2 Term. The terms of this Agreement shall commence on the date that this Agreement is fully executed (the “Effective Date”) and, unless terminated earlier in accordance with the terms of Article IV hereof, shall continue for a period of two years ending 24 calendar months from the Effective Date (the “Term of Agreement). The Agreement, thereafter, shall automatically terminate and Executive’s employment with the Company will become “at will.” “At will” employment means that either the Company or Executive may terminate Executive’s employment with or without cause and with or without notice.
     1.3 Scope of Executive’s Duties. Executive shall be the VP of Manufacturing of the Company, reporting to the President and CEO of the Company (CEO). Executive shall have such duties, responsibilities and authority as shall be consistent with that position and will operate within such established guidelines, plans, or policies as may be established or approved by the CEO and the company Board of Directors from time to time.

ARTICLE II. COMPENSATION AND BENEFITS
     2.1 Compensation.
          (a) Base Salary. Executive shall be paid a base salary of $10,833 per month ($130,000 per annum), less any deductions required by law, which shall be paid in accordance with the Company’s normal and customary payroll practices, but no less frequently than monthly. The Executive’s base salary shall be reviewed annually and may be reasonably adjusted in the sole discretion of the Company.
          (b) Annual Bonus. The Executive shall be eligible to participate in the Company’s annual bonus program and shall be eligible to earn an annual bonus in an amount not to exceed (1) times his base salary. The exact amount of the Executive’s annual bonus, if any, shall be determined by the Company pursuant to the attainment of performance goals as set forth in the matrix.
          (c) Equity Compensation. Contingent on the Executive’s continued employment on the date of grant, Company intends to grant the Executive stock options to purchase an additional thirty thousand (30,000) shares of the Company’s Common Stock, to be arranged under, and subject to the terms of, Company’s 2006 Equity Compensation Plan or, at the discretion of the Company, any such subsequent equity compensation plan that may be adopted, as well as the terms and conditions of the stock option agreement (which will be provided to the Executive as soon as practicable after the grant date). Any additional terms governing the options (i.e., vesting, conditions to exercise, etc.) shall be set forth in the applicable option agreement. The foregoing is not intended to preclude the Company, in its discretion, from making any additional awards of stock options or other types of equity compensation to the Executive.
     2.2 Reimbursable Expenses. Upon submission of expense reports to the extent necessary to substantiate the Company’s federal income tax deductions for such expenses under the Internal Revenue Code of 1986 (as amended) and the Regulations thereunder (the “Code”) and subject to such expense report approval procedures as may be established by the Board, the Company shall reimburse Executive for all reasonable business expenses incurred and submitted in the performance of his duties hereunder on behalf of the Company.
     2.3 Fringe Benefits.
          (a) Executive and Executive’s dependents shall be permitted to participate in all group health, medical, hospital, dental, prescription, vision, long-term disability and other insurance plans which the Company may establish for its executive employees and such other employee benefits or plans as the Company may establish for its employees generally, and which may be modified from time to time. Upon implementation of the Company’s new executive life insurance program, the Executive shall receive, if insurable under usual underwriting standards, term life insurance coverage on the Executive’s life, payable to whomever the Executive directs, in an amount equal to one (1) time the Executive’s base salary, subject to any cap imposed by the insurer, provided that Executive completes the required statement and application and that Executive’s physical condition does not prevent Executive from qualifying for such insurance under reasonable terms and conditions. In the interim, the Company shall reimburse the Executive’s monthly premium for such coverage during the term of this agreement. Executive shall be eligible to participate in any tax-qualified retirement plan sponsored by the Company, equity compensation plan, or deferred compensation plan, if any, pursuant to the terms of such plans, as the same may be modified from time to time, to the extent such plans are offered to other officers of employees of the Company.
     2.4 Vacations. Executive shall earn annual vacations in accordance with the Company’s standard policy. Once the Executive has accrued the maximum of two (2) times the accrual rate cap applicable to the Executive as set forth in the standard policy, Executive shall be ineligible to earn further vacation until Executive has used vacation, at which time Executive may begin to accrue vacation again.
     2.5 Taxes. The Executive acknowledges that he is responsible for all taxes relating to his Compensation and except for those taxes for which the Company is obligated to pay under applicable law or regulation, Executive agrees that the Company may withhold from Executive’s cash compensations any amounts that the Company is required to withhold by law or regulation.
ARTICLE III. TERMINATION AND COMPENSATION UPON TERMINATION
     3.1 Termination will be deemed to occur as follows:
          (a) Termination for Good Cause by the Company. The Company may terminate this Agreement immediately for “Good Cause” upon written notice to Executive, the date of which shall specify the effective date of the termination. For purposes of this Agreement, “Good Cause” shall mean:
               (i) Executive’s performance of any act for which, if Executive were prosecuted, would constitute a felony or misdemeanor;
               (ii) Executive’s failure to carry out Executive’s material duties;
               (iii) Executive’s dishonesty towards or fraud upon the Company which is injurious to the Company;
               (iv) Executive’s violation of confidentiality obligations to the Company or misappropriation of Company assets; or
               (v) Executive’s death or inability to carry out Executive’s duties with reasonable accommodation, if any, unless prohibited by law.
          (b) Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time by providing the Company with thirty (30) days written notice. The effective date of the termination shall be the date specified in the notice. In the event of such a termination, the parties agree to act in good faith towards one another during any notice period.
          (c) Notice of Termination. Any termination by the Company for Good Cause or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis of termination of Executive’s employment under the provision so indicated.
     3.2 Compensation Upon Termination. Upon termination of this Agreement by either party, Executive shall be entitled to receive the following payments:
          (a) Termination By the Company for Good Cause. Upon termination of this Agreement for “Good Cause” as defined under the provisions of Section 3.1 (a) above, Executive shall be paid, in a lump sum, any and all base salary due and owing through the date of termination, plus an amount equal to earned but unused vacation through the date of termination and reimbursement of all reasonable expenses, plus any earned but unpaid and undeferred bonus attributable to the year that ends immediately before the year in which the Executive’s termination occurs. No pay continuance or other benefits will be provided.
          (b) Termination By the Company Without Good Cause. Upon termination of this Agreement by the Company without “Good Cause” as defined under the provisions of Section 3.1(a) above, Executive shall be entitled to the following severance benefits:
               (i) payment, in a lump sum, of any all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination, reimbursement for all reasonable expenses and any earned but unpaid and undeferred bonus attributable to the year that ends immediately before the year in which the Executive’s termination occurs; and
               (ii) subject to the provisions of Section 5.1 below, payment, in a lump sum of an amount equal to fifty percent (50%) of Executive’s current annual base salary, less deductions required by law.
               (iii) immediate vesting of all unvested equity compensation held by the Executive as of the date of termination.
               (iv) if the Executive (including, if applicable, the Executive’s spouse and dependents) timely elects to continue Executive’s medical, dental, and vision benefits under COBRA then, contingent upon the Executive paying his portion of the monthly COBRA premium, the Company shall pay its share of the monthly premium (if any) under COBRA to the same extent it pays for coverage for an active employee until the earliest of (a) the end of the twelve (12) month period that commences with the Executive’s termination of employment or (b) the Executive becomes eligible for group medical, dental, and vision coverage through another employer. As a condition of the Company paying a pro rata portion of the monthly premium for a portion of the Executive’s continuation coverage period the Executive will be required to notify the Company upon becoming eligible for group medical, dental and vision benefits from another employer during such twelve (12) month period. At the end of any Company-paid period of COBRA coverage, the Executive may, at his own expense, continue COBRA coverage for the remainder of the period for which the Executive is eligible.

     The payments provided for in Section 3.2(a) or 3.2(b)(i) and (ii) or 3.2(d), as applicable, shall be paid on the date immediately following the Executive’s termination. All such payments will be subject to applicable payroll or other taxes required to be withheld by the Company. However, in the event it is determined that the Executive is a “Specified Employee” as defined in Section 409A(a)(2)(B)(i) of the Code any payment to be made under this Agreement that is “nonqualified deferred compensation” subject to Section 409A of the Code shall be delayed for six months following the Executive’s termination of employment.
          (c) Payments to Executive hereunder shall be considered severance pay in consideration of past service and continued service after the date of this Agreement and Executive shall not be required to mitigate the amount of any payment provided for in this Section 3.2 by seeking alternative employment or otherwise, and, with the exception of COBRA payments, the amount of any payment provided for in this Section 3.2 shall not be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise.
          (d) Voluntary Termination by Executive. If Executive Voluntarily resigns or terminates this Agreement, Executive shall be paid, in a lump sum , any and all base salary due and owing to him through the date of termination and an amount equal to his earned but unused vacation through the date of termination, plus any earned but unpaid and undeferred bonus attributable to the year that ends immediately before the year in which the Executive’s termination occurs. Executive, his family, or his estate shall be entitled to other benefits to the extent permitted by law, contract, or the terms of any benefit plan or program.
          (e) Termination Pursuant to a Change of Control. If upon or at any time during the Term of Agreement there is a “Termination Event”, as defined below, that occurs within one (1) year following a “Change in Control”, as defined below, Executive shall be treated as if Executive had been terminated by the Company Without Good Cause pursuant to Section 3.2(b) and in addition to the severance benefits described therein shall be entitled to receive an additional Change in Control amount equal to fifty percent (50%) of the Executive’s current annual base salary. The Change in Control amount shall be paid at the same time and in the same manner as the Executive’s severance payments pursuant to Section 3.2(b)(ii).
               (i) A Termination Event shall mean the occurrence of any one or more of the following, but shall not include the Executive’s termination due to death or disability:
                    A. the termination or material breach of this Agreement by the Company;
                    B. the failure by the Company to obtain the assumption of this Agreement by any successor to the Company or any assignee of all or substantially all of the Company’s assets;
                    C. any material diminishment in the title, position, duties, responsibility or status that the Executive had with the Company immediately prior to the Change in Control;

                    D. any reduction, limitation or failure to pay or provide any of the compensation provided to the Executive under Section 2.1 of this Agreement or any other agreement or understanding between the Executive and the Company, or pursuant to the Company’s policies and past practices, as of the date immediately prior to the Change in Control; or
                    E. any requirement that the Executive relocate more than 30 miles from his place of employment as of the date immediately prior to the Change in Control.
               (ii) Change in Control shall mean any of the following, occurring during the term of the Executive’s employment or employment relationship with the Company:
                    A. an acquisition by an individual, an entity or a group (excluding the Company, an employee benefit plan of the Company, or a corporation controlled by the Company’s shareholders) of fifty percent (50%) or more of the Company’s then- outstanding common stock or voting securities;
                    B. a change in composition of the Board occurring within a rolling twelve-month period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” shall mean directors who either (x) are members of the Board as of the Executive Date or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest (relating to the election of directors to the Board));
                    C. consummation of a complete liquidation or dissolution of the Company, or a merger, consolidation or sale of all or substantially all of the Company’s then- existing assets (collectively, a “Business Combination”), other than a Business Combination (x) in which the stockholders of the Company immediately prior to the Business Combination receive fifty percent (50%) or more of the voting stock resulting from the Business Combination, (y) at least a majority of the board of directors of the corporation resulting from the Business Combination were Incumbent Directors and (z) after which no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or if the Company owns fifty percent (50%) or more of the stock of the corporation resulting from the Business Combination who did not own such stock immediately before the Business Combination; or
                    D. change in the ownership of a substantial portion of a Company’s assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any individual or group of individuals acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such individual or group of individuals assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

               (iii) To the extent that any or all of the payments and benefits provided for in this Agreement, either alone or in conjunction with other compensatory payments, would give rise to a “parachute payment” under Sections 280G and 4999 of the Code (collectively, the “Parachute Rules”):
                    A. If the Company so requests at a time when the Company’s securities are not “readily tradable” (as defined in the Parachute Rules), the Company shall be permitted to solicit a shareholder vote or written consent to approve the parachute payment in order to avoid characterization as a parachute payment under the Parachute Rules. In that event, the Executive agrees, to the extent required by the Parachute Rules then in effect and without further consent or documentation, to waive and cancel all rights or parachute payments in connection with the Change of Control to the extent that shareholder approval is not obtained in accordance with the Parachute Rules.
                    B. Unless shareholder approval has avoided application of the Parachute Rules, the Company shall reduce and cancel, and the Executive hereby waives, the parachute payment to the minimum extent necessary to equal one dollar less than the amount which would result in any compensatory payments being subject to the excise tax imposed by Section 4999 of the Code and such that the Executive receives only the amount of such payment which would not constitute an “excess parachute payment” under the Parachute Rules.
                    C. Notwithstanding clauses A and B above, the Executive may elect not to subject a payment or benefit to stockholder approval and to instead receive either (i) the full amount of any parachute payment or (ii) 2.99 times the Executive’s “base amount” (as such term is defined under the Parachute Rules), whichever of the foregoing amounts (after taking into account any applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code) results in the receipt by the Executive, on an after-tax basis, of the greater payment provided that (a) the acquiring person in the Change of Control, in its sole discretion, does not object thereto and does not impose on the Company or its shareholder any added cost, price reduction, or other detriment therefrom (economic or otherwise as determined in the Company’s sole discretion), and (b) the Executive deposits at least three (3) business days prior to consummation of the Change of Control with a party designated by the Company a cash sum sufficient in the discretion of the Company to fund all withholding payments that may arise in connection with the Executive’s parachute payments from any source.
                    D. In no event shall the Company be required to gross up any payment or benefit to the Executive to avoid the effects of the Parachute Rules or to pay any regular or excise taxes arising therefrom. Unless the Company and the Executive otherwise agree in writing, any parachute payment calculation shall be made in writing by independent pubic accounts agreed to by the Company and the Executive, whose calculations shall be conclusive and binding upon the Company and the Executive for all purposes. The Company and the Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a parachute payment determination.

ARTICLE IV. NONCOMPETITION AND NONSOLICITATION
      4.1 Noncompetition During Employment. Executive agrees that, during the term hereof, Executive will devote his full productive time and best efforts to the performance of his duties hereunder pursuant to the supervision and direction of the Company’s Board of Directors or its designee. Executive further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Executive is employed by the Company, Executive will not directly or indirectly render services of any nature to otherwise become employed by or otherwise participate or engage in any other business without the Company’s prior written consent. Nothing herein contained shall be deemed to preclude Executive from having outside personal investments and involvement with appropriate community and charitable activities, or from devoting a reasonable amount of time to such matters, provided that this shall in no manner interfere with or derogate from Executive’s work for the Company.
     4.2 Non-solicitation.
          (a) Executive agrees that during Executive’s employment and for a period of two (2) years after the termination of this Agreement for any reason, in the United States or any other equivalent geographical subdivision in foreign jurisdictions in which the Company does business, Executive shall not, in competition with the Company or any subsidiary or affiliates:
               (i) directly call upon or solicit any of the customers of the Company or any subsidiary that were or became customers during the term of Executive’s employment (as used herein “customer” shall mean any person or company as listed as such on the books of the Company or any affiliates); or
               (ii) induce or attempt to induce any employee, agent, or consultant of the Company or any subsidiary or affiliates to terminate his or her association with the Company or any subsidiary or affiliates.
          (b) The Company and Executive agree that the provisions of this Section 4.2 contain restrictions that are not greater than necessary to protect the interests of the Company. In the event of the breach or threatened breach by Executive of this Section 4.2, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this Section 4.2.
ARTICLE V. MISCELLANEOUS PROVISIONS
     5.1 General Release. Any other provision of this Agreement notwithstanding, Section 3.2(b)(ii)-(iv) above shall not apply unless Executive has executed a general release of all known and unknown claims that Executive may then have against the Company or persons affiliated with the Company and has expressly agreed in writing not to prosecute any legal action or other proceeding based on any of such claims.
     5.2 Confidential Proprietary Information and Inventions Assignment Agreement. Concurrent with execution of this Agreement, Executive acknowledges receipt of an executed copy of the Company’s standard Confidential Information and Inventions Assignment Agreement, signed by Executive on May 28, 2005, which shall be incorporated herein.

     5.3 Fees and Expenses. The Company shall pay all legal fees and related expenses for counsel incurred by Executive as a result of preparation of and negotiation of the terms of Executive’s employment.
     5.4 Irrevocable Arbitration of Disputes.
           (a) You and the Company agree that any dispute, controversy or claim arising hereunder or in any way related to your employment or termination of employment with the Company or this Agreement, its interpretation, enforceability, or applicability, that cannot be resolved by mutual agreement of the parties (the “arbitrable claims”) shall be submitted to binding arbitration. The parties agree that arbitration is the parties’ only recourse for such claims and hereby waive the right to pursue such claims in any other forum, unless otherwise provided by law. Any court action involving a dispute which is not subject to arbitration shall be stayed pending arbitration of arbitrable disputes.
          (b) You and the Company agree that the arbitrator shall have the authority to issue provisional relief. You and the Company further agree that each has the right, pursuant to California Code of Civil Procedure section 1281.8, to apply to a court for a provisional remedy in connection with an arbitrable dispute so as to prevent the arbitration from being rendered ineffective.
          (c) Any demand for arbitration shall be in writing and must be communicated to the other party prior to the expiration of the applicable statute of limitations.
          (d) The arbitration shall be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures. The arbitration shall be conducted in San Diego by a former or retired judge or attorney with at least 10 years experience in employment-related disputes, or a non-attorney with like experience in the area of dispute, who shall have the power to hear motions, control discovery, conduct hearings and otherwise do all that is necessary to resolve the matter. The parties must mutually agree on the arbitrator. If the parties cannot agree on the arbitrator after their best efforts, an arbitrator will be selected from JAMS pursuant to its Employment Arbitration Rules and Procedures. The Company shall pay the costs of the arbitrator’s fees.
          (e) The arbitration will be decided upon a written decision of the arbitrator stating the essential findings and conclusions upon which the award is based. The arbitrator shall have the authority to award damages, if any, to the extent that they are available under applicable law(s). The arbitration award shall be final and binding, and may be entered as a judgment in any court having competent jurisdiction. Either party may seek review pursuant to California Code of Civil Procedure section 1286, et seq.
          (f) It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. In particular, the parties expect that the arbitrator will limit discovery by controlling the amount of discovery that may be taken (e.g., the number of depositions or interrogatories) and by restricting the scope of discovery only to those matters clearly relevant to the dispute. However, at a minimum, each party will be entitled to at least one (1) deposition and shall have access to essential documents and witnesses as determined by the arbitrator.
          (g) The provisions of this Section shall survive the expiration or termination of the Agreement, and shall be binding upon the parties.
THE PARTIES HAVE READ SECTION 5.4 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

/s/	TS	(Executive)	/s/	GGP	(Company)]

     5.5 Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
     5.6 Legal Representatives. Upon the death or disability of Executive, any payments due under this Agreement shall be paid to Executive’s legal representatives.
     5.7 Notices. Any notice or other communication given hereunder or in connection herewith shall be sufficiently given if in writing and (a) sent by certified mail or overnight courier, postage or delivery costs prepaid and return receipt requested, (b) sent by facsimile transmission, or (c) delivered personally, to the parties hereto at the following addresses or to such addresses as the parties may from time to time provide in accordance herewith:

If to the Company:	Energy Recovery Inc.
l908 Doolittle Drive
San Leandro, CA 94577
Fax: (5l0) 483-7371
Attention: MariaElena Ross

If to Executive:	Terrill Sandlin
2928 Von Doolen CT
Pinole, CA 94564
Tel: 5l0-758-5722

Such notice shall be deemed given on the date on which personally served or, if by mail, on the fifth (5th) day after being being posted or on the date of actual receipt, whichever is earlier, or if by facsimile transaction with confirmation of receipt, one (1) business day after the time sent or the time of actual receipt, whichever is earlier.
     5.8 Compliance with Section 409A of the Code. It is the intent of this Agreement that no payment to the Executive shall result in nonqualified deferred compensation within the meaning of Section 409A of the Code. However, in the event that all, or a portion, of the payments set forth in this Agreement meet the definition of nonqualified deferred compensation, the Company intends that such payments be made in a manner that complies with Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure all benefits provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code, provided, however, that the Company makes no representations that the benefits provided under this Agreement will be exempt from Section 409A of the Code and makes no undertakings to preclude Section 409A of the Code from applying to the benefits provided under this Agreement.
     5.9 Severability. If any term, provision, covenant, or condition of this Agreement is held to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.
     5.10 Survival. Sections 4.2, 5.2, and 5.4 shall survive the termination of this Agreement.
     5.11 Entire Agreement; Employment Amendments; Waiver. This Agreement, together with all stock option agreements and/or stock repurchase agreements and any other equity grants, and the Confidential Proprietary Information and Inventions Assignment Agreement is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by the Executive and the Company or as otherwise provided in Section 5.8. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights, or in any way effect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights, or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights, or elections which it may have under this Agreement.
     5.12 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California. With the exception of “arbitrable claims” as defined in 5.4, the federal courts and/or state courts of the State of California, County of Alameda shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement and/or employment relationship or termination thereof and Executive consents to such jurisdiction and venue.
     5.13 Attorneys’ Fees. In the event of any action for the breach of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and expenses incurred in connection with such action.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Executive”		“Company”

By:	/s/ Terrill Sandlin	By:	/s/ G.G. Pique
Title:	VP of Manufacturing	Title:	President